Exhibit 15
December 19, 2005
Board of Directors
Sykes Enterprises, Incorporated
400 N. Ashley Drive
Tampa, FL 33602
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Sykes Enterprises, Incorporated and subsidiaries for the periods ended June 30, 2005 and 2004, as indicated in our report dated August 9, 2005 (December 19, 2005 as to the effects of the restatement in Note 2); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10 Q/A for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement Nos. 333-23681, 333-76629, 333-88359, 333-73260, 333-125178 on Forms S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Yours truly,
/s/ Deloitte & Touche LLP
Tampa, Florida